UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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The Procter & Gamble Company

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This Supplement is being filed to update the biographical information of Angela F. Braly presented under “Election of Directors” on page 7 of the Company’s Proxy Statement, filed on August 24, 2012. On August 28, 2012, Ms. Braly resigned as Chairman of the Board, President and CEO of WellPoint, Inc.  Consequently, the Company has revised Ms. Braly’s biographical information as follows:

Angela F. Braly	Director since 2009, Age 51

Ms. Braly is former Chair of the Board, President and Chief Executive Officer of WellPoint, Inc. (a healthcare insurance company).  She served as Chair of the Board from March 2010 until August 2012 and President and Chief Executive Officer from 2007 through August 2012.  She previously served as Executive Vice President, General Counsel, and Chief Public Affairs Officer of WellPoint from 2005 to 2007, and President and Chief Executive Officer of Blue Cross Blue Shield of Missouri from 2003 to 2005.

As the former Chief Executive Officer of a major health benefits company that interacts directly with consumers, Ms. Braly has a vast amount of leadership, consumer industry, and marketing experience.  Ms. Braly also brings a significant amount of government experience, given her prior role as General Counsel and Chief Public Affairs Officer for WellPoint, where she was responsible for the company’s government relations efforts, among other areas.

Member of the Audit and Governance & Public Responsibility Committees.

Except as supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement remains accurate in all material respects and should be considered in casting your vote by proxy or at the Annual Meeting.